CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-136605, 333-118202, and 333-150570 on Form S-8 of BorgWarner Inc. of our report dated June 1, 2009, appearing in this Annual Report on Form 11-K of the BorgWarner Inc. Retirement Savings Plan for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
June 1, 2009